SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CBL & Associates Properties, Inc.
_______________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	62-1545718
(State of incorporation or organization)	(IRS Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN	37421-6000
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a
Class of securities pursuant to Section 12(b)
of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: ________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

Item 1.Description of Registrant’s Securities to be Registered.

On September 8, 2022, the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company held of record at the close of business on September 22, 2022 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time.  The Rights will be payable on the later of the Record Time and the certification by the New York Stock Exchange to the Securities and Exchange Commission that the Rights have been approved for listing and registration.  The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of September 8, 2022 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock of the Company) is attached hereto as an exhibit and is hereby incorporated herein by reference.  The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8‑K, dated September 8, 2022 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2.Exhibits.

Exhibit No.	Description
(1)

Stockholder Protection Rights Agreement, dated as of September 8, 2022 (the “Rights Agreement”), between CBL & Associates Properties, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock.[1]

[1]	Filed as an exhibit to the Company’s Current Report on Form 8-K on September 9, 2022

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

Date: September 9, 2022	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

2